UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 16, 2024

Mustang Bio, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38191	47-3828760
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

377 Plantation Street

Worcester, Massachusetts 01605

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	MBIO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01Notice of Delisting of Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 16, 2024, Mustang Bio, Inc. (the “Company”) received a notice (the “Second Letter”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the bid price of the Company’s common stock, par value $0.0001 per share (“Common Stock”), had closed below $1.00 per share for 31 consecutive business days and, as a result, the Company is not in compliance with Nasdaq Listing Rule 5550(a)(2), which sets forth the minimum bid price requirement for continued listing on the Nasdaq Capital Market. The Second Letter from Nasdaq has no immediate effect on the listing of the Company’s Common Stock on Nasdaq.

Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company was afforded a 180-calendar day grace period, or until November 12, 2024, to regain compliance with the bid price requirement. Compliance can be achieved by evidencing a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days (but generally not more than 20 consecutive business days) during the 180-calendar day grace period.

If the Company does not regain compliance with the bid price requirement by November 12, 2024, the Company may be eligible for an additional 180-calendar day compliance period so long as it satisfies the criteria for initial listing on The Nasdaq Stock Market and the continued listing requirement for market value of publicly held shares and the Company provides written notice to Nasdaq of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. In the event the Company is not eligible for the second grace period, Nasdaq staff will provide written notice that the Company’s Common Stock is subject to delisting; however, the Company may request a hearing before the Nasdaq Hearings Panel (the “Panel”), which request, if timely made, would stay any further suspension or delisting action by the Staff pending the conclusion of the hearing process and expiration of any extension that may be granted by the Panel. There can be no assurance that the Company would be successful in its efforts to maintain the Nasdaq listing.

The Company intends to closely monitor the closing bid price of its Common Stock and consider all available options to remedy the bid price deficiency, but no decision regarding any action has yet been made.

Item 8.01 Other Events

As previously disclosed, on March 13, 2024, the Company received a notice (the “First Letter”) from the Staff of Nasdaq notifying the Company that it was not in compliance with the minimum $2.5 million stockholders’ equity requirement nor the alternative quantitative standards for continued listing on the Nasdaq Capital Market as set forth under Nasdaq Listing Rule 5550(b)(1). The First Letter had no immediate effect on the Company’s continued listing on Nasdaq.

In accordance with Nasdaq Listing Rule 5550(b)(1), the Company was provided 45 calendar days, or until April 29, 2024, to submit a plan to regain compliance (the “Compliance Plan”). The Company thereafter submitted its Compliance Plan and, on May 16, 2024, the Staff granted the Company’s request for an extension through September 9, 2024 to regain compliance with the minimum stockholders’ equity requirement.

The Company intends to take all reasonable measures available to regain compliance under the Nasdaq Listing Rules and remain listed on Nasdaq. However, there can be no assurance that the Company will ultimately regain compliance with all applicable requirements for continued listing.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such statements are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions. Actual events or results may differ materially from those described in this Current Report on Form 8-K due to a number of risks and uncertainties. Risks and uncertainties include, among other things, the development stage of the Company’s primary product candidates, the Company’s ability to obtain, perform under, and maintain financing and strategic agreements and relationships; risks relating to the results of research and development activities; risks relating to the timing of starting and/or continuing clinical trials; uncertainties relating to preclinical and clinical testing; the Company’s increased dependence on third-party suppliers; the Company’s ability to attract, integrate and retain key personnel; the early stage of products under development; the Company’s need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in Part I, Item 1A, “Risk Factors,” in the Company’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and the other filings the Company makes with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by applicable law, and the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mustang Bio, Inc.
Date: May 21, 2024
	By:	/s/ Manuel Litchman, M.D.
Manuel Litchman, M.D.
President and Chief Executive Officer